Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Record First Quarter 2014 Results
Raises 2014 Earnings Outlook
First quarter 2014 financial highlights:

•	Adjusted earnings per share of $1.33 was a first quarter record, up $0.29 from the prior quarter

•	Adjusted EBIT margin of 17.7 percent, up 260 basis points from the prior quarter, as each segment expanded margins

•	Deployed $53 million of cash, repurchasing over 1 million shares at an average price of $51.30

•	Cash on hand consistent with prior quarter at approximately $1.0 billion

•	GAAP earnings per share of $1.25, compared to $0.88 in the prior year quarter primarily driven by improved margins across all businesses and continued productivity
Dallas, April 21, 2014: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2014 adjusted earnings per share of $1.33 versus $1.04 in the prior quarter.

	Three Months Ended
	March 31, 2014	March 31, 2013	December 31, 2013
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,705	1,605	1,616
Operating profit (loss)	243	184	944
Net earnings (loss)	195	142	654
Adjusted EBIT / Total segment income(1)	302	269	244
Operating EBITDA(1)	375	345	319
Diluted EPS - continuing operations	$1.25	$0.88	$4.16
Diluted EPS - total	$1.25	$0.89	$4.15
Adjusted EPS(1)	$1.33	$1.14	$1.04
______________________________

(1)	Non-US GAAP measure. See "Reconciliation of Non-US GAAP Financial Measures" below.

"Celanese started the year with record first quarter adjusted earnings. Our focus on delivering value-added applications to our customers combined with strong execution on productivity initiatives drove segment income margins to 17.7 percent for the quarter, a 90 basis point improvement year-over-year and a 260 basis point improvement sequentially," said Mark Rohr, chairman and chief executive officer. "We generated strong operating cash flow in the first quarter and balanced our cash deployment between capital expenditures that provide us with sustainable raw material advantages, share repurchases and dividends. We ended the quarter with a cash balance of $1.0 billion and net debt balance of less than $2.1 billion, well positioned to execute our balanced strategy."
Recent Highlights

•	The company received a final greenhouse gas permit from the U.S. Environmental Protection Agency for the company's methanol project at its Clear Lake, Texas facility and began construction.

•
The company announced its intent to explore plans to construct a methanol unit at its Bishop, Texas facility. Celanese is preparing to apply for the necessary environmental permits and is seeking local economic incentives for this unit with an expected annual capacity of 1.3 million tons.

•	The company received the Best Supplier Award from Whirlpool based on outstanding performance on quality, delivery and customer service.

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The company's engineered materials business introduced several differentiated polymer technologies that broaden its access to the utility industry, the oil and gas industry, original equipment manufacturers and companies that enhance supply chain efficiency. These include:

◦
Composite technologies for the utility industry that deliver greater reliability, capacity and performance for utility transmission lines, as well as spoolable pipe systems that meet the harsh demands of deepwater operations in the oil and gas industry.

◦	Anti-counterfeiting technologies that help original equipment manufacturers and suppliers ensure products contain components and parts that meet their specifications.

◦
Polymers that feature excellent chemical and thermal resistance, high hardness, rigidity and dimensional stability to withstand extreme industrial environments required by the RFID (radio-frequency identification) industry.

First Quarter Business Segment Overview
Advanced Engineered Materials
In the first quarter, Advanced Engineered Materials expanded segment income margin by 530 basis points sequentially to 22.5 percent, on segment income of $84 million. These results were primarily driven by the ability of our engineered materials business to develop products and applications that resonate with our customers' needs. Volumes increased 12 percent from the prior quarter on strong seasonal demand and growing demand for advanced polymers in autos. Pricing increased 3 percent on improved sequential mix, primarily medical. Strong results in the engineered materials business more than offset lower than expected earnings from affiliates and higher energy costs. Operating profit, which excludes affiliate earnings, was $57 million.

Consumer Specialties
First quarter segment income in Consumer Specialties increased to $127 million due to productivity efforts in the cellulose derivatives business. Pricing increased sequentially by 2 percent. Higher pricing of acetate tow reflects the value we provide to our customers, but was partially offset by commitments under a legacy contract in acetate flake. Dividends from the cellulose derivatives ventures increased $5 million sequentially. Operating profit, which excludes dividends from its cellulose derivatives ventures, was $99 million.
Industrial Specialties
In the first quarter, Industrial Specialties increased segment income margin sequentially by 160 basis points on segment income of $20 million. Strong demand in Europe and Asia for our proprietary products in paints and coatings resulted in the best first quarter performance for emulsion polymers in many years and drove 13 percent higher sequential volumes. The higher volumes in emulsion polymers more than offset higher raw material costs, primarily VAM (vinyl acetate monomer). Pricing increased 1 percent mainly in North America and Asia in our EVA polymers business due to the higher raw material costs. Operating profit was $20 million in the first quarter.
Acetyl Intermediates
First quarter segment income margin in Acetyl Intermediates expanded 130 basis points sequentially to 11.4 percent on $96 million of segment income. Pricing increased sequentially by 5 percent primarily in downstream derivative products reflecting tightness in VAM. The higher pricing and strategic actions, including the closure of two non-integrated facilities in Europe, more than offset higher raw material and energy costs and 3 percent lower volumes. Operating profit was $98 million in the first quarter.
Capital Structure
During the first quarter of 2014, the company generated $164 million of operating cash flow driven by continued strong earnings. The company ended the quarter with approximately $1 billion in cash. Adjusted free cash flow for the quarter was $135 million.
During the quarter, the company deployed $53 million of cash on share repurchases and at March 31, 2014 had $347 million remaining under its current share repurchase authorization.
As of March 31, 2014, the company's net debt was less than $2.1 billion, a $23 million decrease from December 31, 2013.
Outlook
"The hard work of our dedicated global teams delivered a great start to 2014. Our customer-oriented businesses delivered unique, value-added applications to our customers and earnings growth to Celanese. While our technology-enabled businesses focused on strategic initiatives that drove improved operations and margin expansion," said Rohr. "While we have a lot of work ahead of us, our innovation and productivity programs provide us with line-of-sight to 2014 earnings growth of 12 to 14 percent."

The company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on April 21. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website.  See “Reconciliation of Non-US GAAP Financial Measures” below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

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Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income.

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Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

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Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

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Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 21, 2014 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures and Supplemental Information, or at this link: http://files.shareholder.com/downloads/AMDA-10Q93V/2097249798x0x698266/E3E5BAAA-0BBF-462A-8A2E-3ACA3922AA14/Non-GAAP_Recons_PDF.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(In $ millions, except share and per share data)
Net sales	1,705	1,616	1,605
Cost of sales	(1,327)	(1,249)	(1,272)
Gross profit	378	367	333
Selling, general and administrative expenses	(104)	5	(106)
Amortization of intangible assets	(6)	(6)	(11)
Research and development expenses	(22)	(12)	(26)
Other (charges) gains, net	(1)	(147)	(4)
Foreign exchange gain (loss), net	(1)	(1)	(1)
Gain (loss) on disposition of businesses and asset, net	(1)	738	(1)
Operating profit (loss)	243	944	184
Equity in net earnings (loss) of affiliates	40	30	54
Interest expense	(39)	(42)	(43)
Refinancing expense	—	—	—
Interest income	—	—	—
Dividend income - cost investments	29	24	24
Other income (expense), net	—	(1)	(1)
Earnings (loss) from continuing operations before tax	273	955	218
Income tax (provision) benefit	(78)	(299)	(77)
Earnings (loss) from continuing operations	195	656	141
Earnings (loss) from operation of discontinued operations	—	(3)	2
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	—	1	(1)
Earnings (loss) from discontinued operations	—	(2)	1
Net earnings (loss)	195	654	142
Net (earnings) loss attributable to noncontrolling interests	1	—	—
Net earnings (loss) attributable to Celanese Corporation	196	654	142
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	196	656	141
Earnings (loss) from discontinued operations	—	(2)	1
Net earnings (loss)	196	654	142
Earnings (loss) per common share - basic
Continuing operations	1.25	4.17	0.88
Discontinued operations	—	(0.01)	0.01
Net earnings (loss) - basic	1.25	4.16	0.89
Earnings (loss) per common share - diluted
Continuing operations	1.25	4.16	0.88
Discontinued operations	—	(0.01)	0.01
Net earnings (loss) - diluted	1.25	4.15	0.89
Weighted average shares (in millions)
Basic	156.5	157.4	159.7
Diluted	156.8	157.7	160.2

Consolidated Balance Sheets - Unaudited

	As of March 31, 2014	As of December 31, 2013
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	998	984
Trade receivables - third party and affiliates, net	986	867
Non-trade receivables, net	256	343
Inventories	816	804
Deferred income taxes	115	115
Marketable securities, at fair value	43	41
Other assets	32	28
Total current assets	3,246	3,182
Investments in affiliates	828	841
Property, plant and equipment, net	3,519	3,425
Deferred income taxes	261	289
Other assets	332	341
Goodwill	798	798
Intangible assets, net	145	142
Total assets	9,129	9,018
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	157	177
Trade payables - third party and affiliates	790	799
Other liabilities	479	541
Deferred income taxes	10	10
Income taxes payable	74	18
Total current liabilities	1,510	1,545
Long-term debt	2,881	2,887
Deferred income taxes	220	225
Uncertain tax positions	158	200
Benefit obligations	1,147	1,175
Other liabilities	293	287
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(414)	(361)
Additional paid-in capital	61	53
Retained earnings	3,179	3,011
Accumulated other comprehensive income (loss), net	(14)	(4)
Total Celanese Corporation stockholders' equity	2,812	2,699
Noncontrolling interests	108	—
Total equity	2,920	2,699
Total liabilities and equity	9,129	9,018